Exhibit 99.2

LoJack Corporation and Subsidiaries
Condensed Balance Sheets
(in millions)

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$43.0	$24.0
Short-term investments	27.4	22.4
Accounts receivable, net	40.4	37.6
Inventories	16.7	16.2
Prepaid expenses and other	5.3	4.1
Prepaid income taxes	--	2.1
Deferred income taxes	5.9	5.5
Total current assets	138.7	111.9

Property and equipment, net	22.9	21.5
Deferred income taxes	8.2	6.7
Intangible assets, net	6.5	6.4
Goodwill	54.4	46.3
Other assets	11.0	9.2
Total	$241.7	$202.0

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$-	$9.6
Accounts payable	10.3	6.4
Accrued and other liabilities	10.2	6.7
Current portion of deferred revenue	22.5	21.0
Accrued compensation	5.4	6.8
Total current liabilities	48.4	50.5

Long term debt	26.2	9.2
Deferred revenue	32.0	27.8
Deferred income taxes	2.2	2.2
Other accrued liabilities	1.5	--
Accrued compensation	2.7	2.3
Total liabilities	113.0	92.0

Commitments & Contingent Liabilities	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	28.5	33.7
Accumulated & other comp. inc.	8.2	2.4
Retained earnings	91.8	73.7
Total stockholders equity	128.7	110.0
Total	$241.7	$202.0

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended September 30,
	2007	2006
	(unaudited)

Revenue	$55.1	$54.9

Cost of goods sold	23.7	25.2
Gross margin	31.4	29.7

Costs and expenses:
Product development	0.8	1.3
Sales & marketing	12.8	12.2
General and administrative	7.9	7.4
Depreciation and amortization	1.7	1.6
Total	23.2	22.5

Operating income	8.2	7.2

Other income (expense):
Interest income	1.1	0.3
Interest expense	(0.3)	(0.3)
Other	0.2	0.1
Total	1.0	0.1

Income before provision for income taxes	9.2	7.3
Provision of income taxes	2.9	2.1
Net income	$6.3	$5.2

Diluted earnings per share	$0.33	$0.28
Weighted average diluted common
shares outstanding	18,992,325	18,820,793

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Nine Months Ended September 30,
	2007	2006
	(unaudited)

Revenue	$167.4	$162.2

Cost of goods sold	72.6	75.7

Gross margin	94.8	86.5

Costs and expenses:
Product development	3.8	4.3
Sales & marketing	35.7	35.1
General and administrative	23.3	22.8
Depreciation and amortization	5.3	4.9
Total	68.1	67.1

Operating income	26.7	19.4

Other income (expense):
Interest income	2.1	0.9
Interest expense	(0.9)	(0.8)
Other	0.7	0.4
Total	1.9	0.5

Income before provision for income taxes	28.6	19.9
Provision of income taxes	9.5	6.2
Net income	$19.1	$13.7

Diluted earnings per share	$1.00	$0.71
Weighted average diluted common
shares outstanding	19,051,672	19,340,290